Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

iRobot Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.01 per share (the “Common Stock”). The following description sets forth certain material terms and provisions of the Common Stock. This description also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the DGCL and our amended and restated certificate of incorporation, as amended from time to time (the “Charter”), and our amended and restated bylaws, as amended from time to time (the “Bylaws”), copies of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read the Charter, the Bylaws and the applicable provisions of the DGCL for additional information. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to iRobot Corporation.

Authorized Shares

The Charter authorizes us to issue up to 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. No preferred stock has been issued as of December 28, 2019. Under the Charter, the rights, preferences and privileges of the preferred stock may be designated from time to time by the Company’s Board of Directors (the “Board”).

We may amend from time to time the Charter to increase or decrease the number of authorized shares of Common Stock and/or preferred stock. Any such amendment would require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the preferred stock (except as otherwise provided in any certificate of designations of any series of preferred stock).

Dividend Rights

The holders of our Common Stock are entitled to receive dividends when, as, and if declared by our Board or any authorized committee thereof out of legally available assets or funds, subject to the rights of any then outstanding preferred stock.

Liquidation Rights

If the Company is liquidated or dissolves, the holders of our Common Stock will be entitled to share ratably in the assets of the Company remaining after the payment of all of our liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding.

Voting Rights

The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. At a meeting of shareholders at which a quorum is present, a majority of the voting power of the shares represented decides all questions, unless the matter is one upon which, by express provision of the Charter, the Bylaws or statute, a different vote is required. There is no cumulative voting with respect to the election of directors, which means that the holders of a majority of the shares can elect all the directors if they choose to do so, and in such event, the holders of the remaining shares would not be able to elect any directors.

Other Matters

All issued and outstanding shares of our Common Stock are fully paid and nonassessable. The holders of our Common Stock have no preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences, and privileges of our common shareholders are subject to the rights of the shareholders of any series of preferred stock that we may designate in the future. Our Charter and Bylaws do not restrict the ability of a holder of our Common Stock to transfer his, her or its shares of Common Stock.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Our Bylaws

Our Charter and Bylaws contain provisions that may delay, defer, discourage or prevent a change in control of the Company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders. These provisions include:

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Classified Board of Directors: In accordance with the terms of our Charter, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The classification of the Board may have the effect of making it more difficult for stockholders to change the composition of the Board.

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No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the Charter specifically authorizes cumulative voting. Our Charter does not authorize cumulative voting.

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Requirements for removal of directors. Our Charter provides that directors may be removed only for cause and only with the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Any vacancy on the Board must be filled only by the remaining directors then in office.

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Special meeting of stockholders. Our Charter provides that special meetings of the stockholders may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

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No stockholder action by written consent. Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

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Stockholder advance notice procedures. Our Bylaws establish advance notice procedures with respect to stockholders proposals and the nominations of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.

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Supermajority approval requirements. Certain provisions of the Charter contain supermajority voting provisions. Specifically, the approval of the holders of 75% or more of the outstanding shares of the Company is required to: remove a director from office prior to the expiration of his or her term with cause; amend or repeal the Bylaws; or amend or repeal certain articles of the Charter, which address, among other things, actions by written consent of stockholders, special meetings of stockholders requirements and procedures for electing and removing board members and filling vacancies, limitation of liability of directors, by-law amendments, and amendments of the Charter.

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Authorized but Unissued Shares. Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” within three years of the time the shareholder became an interested shareholder, unless:

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Prior to the time the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

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Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

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At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Generally, for purposes of the Delaware Business Combination Statute, a “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer the Company’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Global Select Market

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “IRBT.”